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(PROASSURANCE LOGO)                                                 NEWS RELEASE

                                                   FOR MORE INFORMATION CONTACT:

                                                                 FRANK B. O'NEIL
               SR. VICE PRESIDENT, CORPORATE COMMUNICATIONS & INVESTOR RELATIONS
                           800-282-6242 - 205-877-4461 - FONEIL@PROASSURANCE.COM

PROASSURANCE COMMENTS ON THIRD QUARTER EXPECTATIONS

BIRMINGHAM, AL.-(BUSINESS WIRE)-October 11, 2002---ProAssurance Corporation (NYSE: PRA) said today that the Company anticipates that net operating income per share for the third quarter of 2002 will be between $0.13 and $0.16 per share and will be between $0.30 and $0.35 per share for the last six months of 2002. ProAssurance will announce its earnings for the third quarter and first nine months of 2002 after the close of the market on November 13th.

ABOUT PROASSURANCE

ProAssurance Corporation is a specialty insurance company with more than $2.3 billion in assets and approximately $500 million in annualized gross written premiums, making it one of the 100 largest insurance groups in America. The Company was formed by the combination of Medical Assurance, Inc. and Professionals Group, Inc. and is a leader in developing solutions which serve the liability needs of the evolving needs of the health care industry. ProAssurance is the nation's fourth largest writer of medical professional liability insurance and the tenth largest writer of personal auto coverage in Michigan. A. M. Best assigns a rating of "Excellent" to ProAssurance and its subsidiaries; Standard & Poor's assigns the Company's professional liability carriers a "Strong" rating.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This news release contains historical information as well as forward-looking statements that are based upon ProAssurance's estimates and anticipation of future events that are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "preliminary," "project," will," and similar expressions are intended to identify these forward-looking statements. The projections made in this news release are expressly identified as Forward Looking Statements. The principal risk factors that may cause actual results to differ materially from those expressed in the forward-looking statements are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, including Form 10K for the year ended December 31, 2001 and Form 10Q for the six months ended June 30, 2002. In view of the many uncertainties inherent in the forward-looking statements made in this document, the inclusion of such information should not be taken as representation by the Company or any other person that ProAssurance's objectives or plans will be realized.


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